Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Old National Bancorp on Form S-3 of our report dated February 12, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Crowe LLP

Louisville, Kentucky

June 5, 2020